Exhibit 99.1

	September 30,	September 30,
	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP—Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE COMPLETES

NEW $3.1 BILLION CREDIT FACILITY

February 1, 2012 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) today announced that its direct wholly owned subsidiary, Crown Castle Operating Company (“CCOC”), completed a new $3.1 billion credit facility (“New Facility”) consisting of a $1.0 billion Senior Secured Revolving Credit Facility (“Revolver”) maturing on January 31, 2017, a $500 million Delayed-Draw Senior Secured Term Loan A Facility (“Term Loan A”) maturing on January 31, 2017, and a $1.6 billion Senior Secured Term Loan B Facility (“Term Loan B”) maturing on January 31, 2019. The Term Loan B was fully drawn at closing and the Revolver and the Term Loan A were undrawn at closing. The Term Loan A may be drawn in a single drawing on or prior to April 1, 2012.

Loans under the Revolver and the Term Loan A bear interest at a per annum rate equal to LIBOR plus 2.0% to 2.75%, based on CCOC’s total net leverage ratio. Loans under the Term Loan B bear interest at a per annum rate equal to LIBOR plus 3.0% (with LIBOR subject to a floor of 1% per annum).

The proceeds of the loans under the New Facility were used in part to repay CCOC’s existing revolving credit facility (under which there was $251 million outstanding), to repay CCOC’s existing term loan facility (under which there was $619 million outstanding) and to fund the acquisition of certain assets of Wireless Capital Partners, LLC (previously announced on January 12, 2012). The New Facility is also expected to be used to fund the anticipated acquisition of NextG Networks for approximately $1.0 billion (previously announced on December 16, 2011). The balance of the proceeds will be available for general corporate purposes, including acquisitions permitted under the terms of the New Facility and purchases of shares of common stock of Crown Castle.

Additional details regarding the New Facility will be available in Crown Castle’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or prior to February 6, 2012.

News Release continued:

The New Facility was arranged by RBS Securities Inc., BofA Merrill Lynch and Morgan Stanley.

About Crown Castle

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the use of proceeds from the proposed credit facilities. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”